Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of:

•
the merger of Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) and Celgene Corporation (“Celgene”), consummated on November 20, 2019, which is referred to herein as the Celgene merger, and related financing, which is referred to herein as the Celgene merger financing;

•	the divestiture of the OTEZLA® (apremilast) product line (“Otezla”), consummated on November 21, 2019, which is referred to herein as the Otezla divestiture; and

•
the acquisition of Juno Therapeutics, Inc. (“Juno”), by Celgene on March 6, 2018, which is referred to herein as the Juno acquisition, and related financing, which is referred to herein as the Juno acquisition financing. Each as fully described in ‘‘Note 1. Description of the Celgene merger, Otezla divestiture and Juno acquisition.’’

The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2018 and nine-months ended September 30, 2019 combine the historical consolidated statements of earnings of Bristol-Myers Squibb, Celgene, and Juno, giving effect to (1) the Celgene merger, (2) the Celgene merger financing, (3) the Otezla divestiture, (4) the Juno acquisition and (5) the Juno acquisition financing, as if each occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 combines the historical consolidated balance sheets of Bristol-Myers Squibb and Celgene, giving effect to the Celgene merger and Otezla divestiture as if each had occurred on September 30, 2019. The Juno historical balance sheet is not included as it is already included in the Celgene historical consolidated balance sheet as of September 30, 2019.  The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Celgene merger, the Otezla divestiture and the Juno acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of earnings, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the following historical consolidated financial statements and notes incorporated by reference herein: (a) the audited consolidated financial statements of Bristol-Myers Squibb contained in its Annual Report on Form 10-K for the year ended December 31, 2018; (b) the unaudited consolidated financial statements of Bristol-Myers Squibb contained in its Quarterly Report on Form 10-Q for the nine-months ended September 30, 2019; (c) the audited consolidated financial statements of Celgene contained in its Annual Report on Form 10-K for the year ended December 31, 2018; and (d) the unaudited consolidated financial statements of Celgene contained in its Quarterly Report on Form 10-Q for the nine-months ended September 30, 2019.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11, Pro Forma Financial Information, under Regulation S-X of the Exchange Act, and is for illustrative and informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Celgene merger, Celgene merger financing, Otezla divestiture, Juno acquisition and Juno acquisition financing been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Bristol-Myers Squibb and Celgene or between Bristol-Myers Squibb and Juno during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. There were certain transactions between Celgene and Juno during the periods presented in the unaudited pro forma condensed combined financial statements that were eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which is referred to herein as GAAP, with Bristol-Myers Squibb being the accounting acquirer in the merger of Bristol-Myers Squibb and Celgene, and Celgene being the accounting acquirer in Celgene’s acquisition of Juno. As of the date of this Current Report on Form 8-K, Bristol-Myers Squibb has not completed the detailed valuation studies necessary to arrive at the final estimates of the fair market value of the Celgene assets acquired and the liabilities assumed and the related allocations of purchase price. The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change.

Accordingly, the pro forma adjustments in the unaudited pro forma condensed combined financial information are preliminary, based upon available information and made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Actual results will differ from the unaudited pro forma condensed combined financial information once the final acquisition accounting by Bristol-Myers Squibb has been completed and Bristol-Myers Squibb has determined the final purchase price for Celgene and has completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Celgene merger, the Otezla divestiture, any termination, restructuring or other costs to integrate the operations of Bristol-Myers Squibb and Celgene or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2019
(dollars in millions)

	Historical
	Bristol-Myers Squibb after reclassification (Note 4)	Celgene after reclassification (Note 5)	Celgene merger adjustments (Note 7)	Notes	Otezla divestiture adjustments (Note 9)	Pro forma combined company
ASSETS
Current Assets:
Cash and cash equivalents	$30,489	$9,604	$(36,104)	(a),(i),(j)	$13,400	$17,389
Marketable debt securities	2,053	14	-		-	2,067
Receivables	5,351	2,620	-		-	7,971
Inventories	1,192	451	3,111	(f),(l)	-	4,754
Other current assets	1,714	400	13	(c)	-	2,126
Assets held for sale	-	-	13,427	(l)	(13,427)	-
Total Current Assets	40,799	13,089	(19,553)		(27)	34,308
Property, plant and equipment	4,830	1,353	-		-	6,183
Goodwill	6,513	8,003	11,721		-	26,237
Other intangible assets	1,002	16,449	47,583	(e)	-	65,034
Deferred income taxes	1,016	-	535	(h),(i),(j)	-	1,552
Marketable debt securities	925	-	-		-	925
Other non-current assets	2,348	2,383	971	(f),(g),(l)	-	5,702
Total Assets	$57,433	$41,277	$41,258		$(27)	$139,941

LIABILITIES
Current Liabilities
Short-term debt obligations	$569	$1,498	$11	(g)	$-	$2,078
Accounts payable	1,888	421	-		-	2,309
Other current liabilities	8,032	3,004	(21)	(l)	-	11,015
Liabilities held for sale	-	-	27	(l)	(27)	-
Total Current Liabilities	10,489	4,923	18		(27)	15,402
Deferred income taxes	54	2,854	6,890	(h)	-	9,798
Other non-current liabilities	4,746	3,124	1,738	(c),(l)	-	9,608
Long-term debt	24,390	18,289	2,073	(g)	-	44,752
Total Liabilities	39,679	29,190	10,718		(27)	79,560

EQUITY
Shareholders’ Equity:
Preferred stock	-	-	-		-	-
Common stock	221	10	61	(b),(k)	-	292
Capital in excess of par value of stock	2,206	16,072	26,649	(b),(d),(k)	-	44,927
Accumulated other comprehensive loss	(1,463)	(27)	27	(k)	-	(1,463)
Retained earnings	36,555	22,366	(22,532)	(i),(j),(k)	-	36,389
Less cost of treasury stock	(19,871)	(26,334)	26,334	(k)	-	(19,871)
Total Shareholders’ Equity	17,648	12,087	30,539		-	60,274
Noncontrolling interest	106	-	-		-	106
Total Equity	17,754	12,087	30,539		-	60,380
Total Liabilities and Equity	$57,433	$41,277	$41,258		$(27)	$139,941

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.
Amounts may not add due to rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
 FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2019
(dollars in millions, except share and per share amounts)

	Historical
	Bristol-Myers Squibb after reclassification (Note 4)	Celgene after reclassification (Note 5)	Celgene merger adjustments (Note 8)	Notes	Celgene merger financing adjustments (Note 8)	Notes	Otezla divestiture adjustments (Note 9)	Pro forma combined company

Net product sales	$17,512	$12,877	$-		$-		$(1,424)	$28,965
Alliance and other revenues	688	4	-		-		-	692
Total Revenues	18,200	12,881	-		-		(1,424)	29,657

Cost of products sold (a)	5,576	372	160	(a),(f)	-		(38)	6,071
Marketing, selling and administrative	3,137	2,205	-		-		(474)	4,868
Research and development	4,051	3,571	-		-		(144)	7,478
Amortization of acquired intangibles assets	83	327	6,454	(a)	-		-	6,864
Other (income)/expense, net	249	854	(141)	(b),(c), (d),(e)	150	(i)	-	1,113
Total Expenses	13,096	7,329	6,474		150		(656)	26,393

Earnings/(Loss) Before Income Taxes	5,104	5,552	(6,474)		(150)		(768)	3,264
Provision for income taxes	584	745	(695)	(g)	(31)	(j)	(173)	430
Net Earnings/(Loss)	4,520	4,807	(5,778)		(119)		(595)	2,834
Noncontrolling Interest	25	-	-		-		-	25
Net Earnings/(Loss) Attributable to Controlling Interests	$4,495	$4,807	$(5,778)		$(119)		$(595)	$2,809

Earnings per Common Share
Basic	$2.75	$6.81						$1.20	(h)
Diluted	$2.75	$6.63						$1.18	(h)

Weighted Average Shares
Basic	1,634	706						2,349	(h)
Diluted	1,636	726						2,387	(h)

(a)	Excludes amortization of acquired intangible assets.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.
Amounts may not add due to rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2018
(dollars in millions, except share and per share amounts)

		Historical
	Bristol-Myers Squibb after reclassification (Note 4)	Celgene after reclassification (Note 5)	Juno after reclassification (Note 10)	Juno acquisition and financing adjustments (Note 12)	Notes	Pro forma Celgene and Juno	Celgene merger adjustments (Note 8)	Notes	Celgene merger financing adjustments (Note 8)	Notes	Otezla divestiture adjustments (Note 9)	Pro forma combined company

Net product sales	$21,581	$15,275	$-	$-		$15,275	$-		$-		$(1,608)	$35,248
Alliance and other revenues	980	16	28	(18)	(a)	26	-		-		-	1,006
Total Revenues	22,561	15,291	28	(18)		15,301	-		-		(1,608)	36,254

Cost of products sold (a)	6,467	569	-	-		569	3,175	(a),(f)	-		(53)	10,158
Marketing, selling and administrative	4,551	3,043	29	(208)	(c)	2,864	-		-		(639)	6,776
Research and development	6,332	5,811	79	(333)	(a),(b),(c)	5,557	2	(a)	-		(213)	11,678
Amortization of acquired intangibles assets	97	468	-	14	(b)	482	8,558	(a)	-		-	9,137
Other (income)/expense, net	(854)	568	82	303	(c),(d), (e),(f)	953	(72)	(b),(c), (d),(e)	677	(i)	-	704
Total Expenses	16,593	10,459	190	(224)		10,425	11,662		677		(905)	38,452

Earnings/(Loss) Before Income Taxes	5,968	4,832	(162)	206		4,876	(11,662)		(677)		(703)	(2,198)
Provision for income taxes	1,021	786	-	32	(g)	818	(1,052)	(g)	(139)	(j)	(158)	491
Net Earnings/(Loss)	4,947	4,046	(162)	174		4,058	(10,611)		(538)		(545)	(2,689)
Noncontrolling Interest	27	-	-	-		-	-		-		-	27
Net Earnings/(Loss) Attributable to Controlling Interests	$4,920	$4,046	$(162)	$174		$4,058	$(10,611)		$(538)		$(545)	$(2,716)

Earnings per Common Share
Basic	$3.01	$5.65										$(1.16)	(h)
Diluted	$3.01	$5.51										$(1.16)	(h)

Weighted Average Shares
Basic	1,633	716										2,348	(h)
Diluted	1,637	734										2,348	(h)

(a)	Excludes amortization of acquired intangible assets.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.
Amounts may not add due to rounding.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(dollars in millions, except share and per share amounts)

Note 1.	Description of the Celgene merger, Otezla divestiture and Juno acquisition

Merger with Celgene
On November 20, 2019, Bristol-Myers Squibb completed the previously announced acquisition of Celgene contemplated pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 2, 2019 (“Merger Agreement”), by and among Bristol-Myers Squibb, Burgundy Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Bristol-Myers Squibb, and Celgene.

Upon consummation, each share of Celgene common stock issued and outstanding (other than certain excluded shares as described in the Merger Agreement) was automatically converted into the right to receive (1) $50.00 in cash, without interest, (2) one share of Bristol-Myers Squibb common stock, par value $0.10 per share and (3) one contingent value right (“CVR”), which entitles the holder to receive a one-time potential payment of $9.00 in cash upon FDA approval of all three of (1) Ozanimod (by December 31, 2020), (2) JCAR017 (by December 31, 2020), and (3) bb2121 (by March 31, 2021), in each case for a specified indication.

Otezla divestiture
On November 21, 2019, Celgene completed the previously announced sale of Otezla and related intellectual property, including any patents that primarily cover apremilast, and other specified assets and liabilities related to Otezla to Amgen Inc., pursuant to an asset purchase agreement entered into on August 25, 2019, for a cash purchase price of $13.4 billion. Pursuant to the terms of the agreement, employees that were primarily dedicated to Otezla were generally transferred as part of the Otezla divestiture.

Juno acquisition
On March 6, 2018, Celgene acquired all of the outstanding shares of Juno, resulting in Juno becoming Celgene’s wholly-owned subsidiary. Total consideration for the acquisition was approximately $10.4 billion, consisting of $9.1 billion for common stock outstanding, $966 million for the fair value of Celgene’s pre-existing investment in Juno and $367 million for the portion of equity compensation attributable to the pre-combination service period.

Note 2.	Basis of presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Bristol-Myers Squibb, Celgene and Juno. Certain reclassifications have been made to the historical financial statements of Celgene and Juno to conform to Bristol-Myers Squibb’s presentation, which are discussed in more detail in ‘‘Note 5. Historical Celgene’’ and ‘‘Note 10. Historical Juno.’’

The acquisition method of accounting is based on ASC 805, Business Combinations, and uses the fair value concepts as defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of in-process research and development, which is referred to herein as IPR&D, be recorded on the balance sheet regardless of whether the acquired assets have an alternate future use. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the acquisition at fair value.

ASC 820 defines the term ‘‘fair value’’ and sets forth the valuation requirements for any asset or liability measured at fair value. Fair value is defined in ASC 820 as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’’ This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Bristol-Myers Squibb may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Bristol-Myers Squibb’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total combination related transaction costs (excluding financing fees) in connection with the Celgene merger are estimated to be approximately $485 million (inclusive of costs incurred by Bristol-Myers Squibb for the nine-months ended September 30, 2019 and the year ended December 31, 2018 of $95 million and $16 million, respectively, and incurred by Celgene for the nine-months ended September 30, 2019 and the year ended December 31, 2018 of $55 million and $5 million, respectively). As there is no continuing impact, the impact of these costs is not included in the unaudited pro forma condensed combined statements of earnings. These anticipated combination related transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and (a) retained earnings for transaction costs expected to be incurred by Bristol-Myers Squibb and (b) a corresponding reduction of the historical book value of net assets for transaction costs expected to be incurred by Celgene.

Note 3.	Accounting policies

The unaudited pro forma condensed combined financial statements do not reflect any differences in accounting policies. Bristol-Myers Squibb has completed the review of Celgene’s detailed accounting policies and has concluded that differences between the accounting policies of the two companies are not material. Certain reclassifications have been made to the historical financial statements of Celgene and Juno to conform to Bristol-Myers Squibb’s presentation, which are discussed in more detail in ‘‘Note 5. Historical Celgene’’ and ‘‘Note 10. Historical Juno.’’

Note 4.	Historical Bristol-Myers Squibb

As a result of the Celgene merger, Bristol-Myers Squibb will make certain reclassifications to the historical financial statements as follows:

Unaudited pro forma condensed combined balance sheet as of September 30, 2019

	Bristol-Myers Squibb before reclassification	Reclassification	Notes	Bristol-Myers Squibb after reclassification
ASSETS
Current Assets:
Cash and cash equivalents	$30,489	$-		$30,489
Marketable debt securities	2,053	-		2,053
Receivables	5,510	(159)	(1)	5,351
Inventories	1,192	-		1,192
Other current assets	947	767	(1)	1,714
Assets held for sale	-	-		-
Total Current Assets	40,191	608		40,799
Property, plant and equipment	4,830	-		4,830
Goodwill	6,513	-		6,513
Other intangible assets	1,002	-		1,002
Deferred income taxes	1,624	(608)	(1)	1,016
Marketable debt securities	925	-		925
Other non-current assets	2,348	-		2,348
Total Assets	$57,433	$-		$57,433

LIABILITIES
Current Liabilities
Short-term debt obligations	$569	$-		$569
Accounts payable	1,888	-		1,888
Other current liabilities	8,032	-		8,032
Liabilities held for sale	-	-		-
Total Current Liabilities	10,489	-		10,489
Income taxes payable	2,919	(2,919)	(2)	-
Deferred income taxes	-	54	(2)	54
Other non-current liabilities	1,881	2,865	(2)	4,746
Long-term debt	24,390	-		24,390
Total Liabilities	39,679	-		39,679

EQUITY
Shareholders’ Equity:
Preferred stock	-	-		-
Common stock	221	-		221
Capital in excess of par value of stock	2,206	-		2,206
Accumulated other comprehensive loss	(1,463)	-		(1,463)
Retained earnings	36,555	-		36,555
Less cost of treasury stock	(19,871)	-		(19,871)
Total Shareholders’ Equity	17,648	-		17,648
Noncontrolling interest	106	-		106
Total Equity	17,754	-		17,754
Total Liabilities and Equity	$57,433	$-		$57,433

(1)
Reclassification of prepaid income taxes on intercompany profits ($608 million) from “Deferred income taxes” and prepaid and refundable income taxes ($159 million) from “Receivables” to “Other current assets.”

(2)	Reclassification of “Income taxes payable” to “Deferred income taxes” ($54 million) and to “Other non-current liabilities” ($2,865 million).

Unaudited pro forma condensed combined statement of earnings for the nine-months ended September 30, 2019

	Bristol-Myers Squibb before reclassification	Reclassification	Notes	Bristol-Myers Squibb after reclassification

Net product sales	$17,512	$-		$17,512
Alliance and other revenues	688	-		688
Total Revenues	18,200	-		18,200

Cost of products sold (a)	5,646	(70)	(1)	5,576
Marketing, selling and administrative	3,137	-		3,137
Research and development	4,061	(10)	(1)	4,051
Amortization of acquired intangibles assets	-	83	(1)	83
Other (income)/expense, net	252	(3)	(1)	249
Total Expenses	13,096	-		13,096

Earnings/(Loss) Before Income Taxes	5,104	-		5,104
Provision for income taxes	584	-		584
Net Earnings/(Loss)	4,520	-		4,520
Noncontrolling Interest	25	-		25
Net Earnings/(Loss) Attributable to Controlling Interests	$4,495	$-		$4,495

(a)	Excludes amortization of acquired intangible assets.
(1)
Reclassification of amortization of acquired intangible assets from “Cost of products sold” ($70 million), “Research and development” ($10 million) and “Other income (net)” ($3 million) to “Amortization of acquired intangible assets”.

Unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2018

	Bristol-Myers Squibb before reclassification	Reclassification	Notes	Bristol-Myers Squibb after reclassification

Net product sales	$21,581	$-		$21,581
Alliance and other revenues	980	-		980
Total Revenues	22,561	-		22,561

Cost of products sold (a)	6,547	(80)	(1)	6,467
Marketing, selling and administrative	4,551	-		4,551
Research and development	6,345	(13)	(1)	6,332
Amortization of acquired intangibles assets	-	97	(1)	97
Other (income)/expense, net	(850)	(4)	(1)	(854)
Total Expenses	16,593	-		16,593

Earnings/(Loss) Before Income Taxes	5,968	-		5,968
Provision for income taxes	1,021	-		1,021
Net Earnings/(Loss)	4,947	-		4,947
Noncontrolling Interest	27	-		27
Net Earnings/(Loss) Attributable to Controlling Interests	$4,920	$-		$4,920

(a)	Excludes amortization of acquired intangible assets.
(1)
Reclassification of amortization of acquired intangible assets from “Cost of products sold” ($80 million), “Research and development” ($13 million) and “Other income (net)” ($4 million) to “Amortization of acquired intangible assets”.

Note 5.	Historical Celgene

Certain reclassifications have been made to the historical financial statements of Celgene to conform to Bristol-Myers Squibb’s presentation as follows:

Unaudited pro forma condensed combined balance sheet as of September 30, 2019

	Celgene before reclassification	Reclassification	Notes	Celgene after reclassification
ASSETS
Current Assets:
Cash and cash equivalents	$9,604	$-		$9,604
Debt securities available-for-sale	14	(14)	(1)	-
Equity investments with readily determinable fair values	1,279	(1,279)	(2)	-
Marketable debt securities	-	14	(1)	14
Receivables	2,374	246	(3),(4)	2,620
Inventories	451	-		451
Other current assets	732	(332)	(4)	400
Total Current Assets	14,454	(1,365)		13,089
Property, plant and equipment	1,415	(62)	(5)	1,353
Goodwill	8,003	-		8,003
Other intangible assets	16,387	62	(5)	16,449
Deferred income taxes	-	-		-
Marketable debt securities	-	-		-
Other non-current assets	1,104	1,279	(2)	2,383
Total Assets	$41,363	$(86)		$41,277

LIABILITIES
Current Liabilities
Short-term debt obligations	$1,498	$-		$1,498
Accounts payable	421	-		421
Other current liabilities	2,964	40	(3),(6)	3,004
Deferred income	44	(44)	(6)	-
Income taxes payable	82	(82)	(6)	-
Total Current Liabilities	5,009	(86)		4,923
Deferred income	16	(16)	(7)	-
Income taxes payable	2,454	(2,454)	(7)	-
Deferred income taxes	2,854	-		2,854
Other non-current liabilities	654	2,470	(7)	3,124
Long-term debt	18,289	-		18,289
Total Liabilities	29,276	(86)		29,190

EQUITY
Shareholders’ Equity:
Preferred stock	-	-		-
Common stock	10	-		10
Capital in excess of par value of stock	16,072	-		16,072
Accumulated other comprehensive loss	(27)	-		(27)
Retained earnings	22,366	-		22,366
Less cost of treasury stock	(26,334)	-		(26,334)
Total Shareholders’ Equity	12,087	-		12,087
Noncontrolling interest	-	-		-
Total Equity	12,087	-		12,087
Total Liabilities and Equity	$41,363	$(86)		$41,277

(1)	Reclassification of ‘‘Debt securities available-for-sale’’ ($14 million) to ‘‘Marketable debt securities.’’
(2)	Reclassification of “Equity investments with readily determinable fair values” ($1,279 million) to “Other non-current assets”.
(3)	Reclassification of chargebacks ($86 million) from “Other current liabilities” to “Receivables”.
(4)	Reclassification of other receivables ($332 million) from “Other current assets” to “Receivables”.
(5)	Reclassification of capitalized software ($62 million) from “Property, plant, and equipment” to “Other intangible assets”.
(6)	Reclassification of “Deferred income” ($44 million) and “Income taxes payable” ($82 million) to “Other current liabilities”.
(7)	Reclassification of “Deferred income” ($16 million) and “Income taxes payable” ($2,454 million) to “Other non-current liabilities”.

Unaudited pro forma condensed combined statement of earnings for the nine-months ended September 30, 2019

	Celgene before reclassification	Reclassification	Notes	Celgene after reclassification

Net product sales	$12,941	$(64)	(1)	$12,877
Alliance and other revenues	4	-		4
Total Revenues	12,945	(64)		12,881

Cost of products sold (a)	458	(86)	(1),(4)	372
Marketing, selling and administrative	2,347	(142)	(3),(4)	2,205
Research and development	3,483	88	(4)	3,571
Amortization of acquired intangible assets	327	-		327
Acquisition related charges and restructuring, net	245	(245)	(2)	-
Interest and investment income, net	(117)	117	(2)	-
Interest expense	574	(574)	(2)	-
Other (income)/expense, net	76	778	(2),(3)	854
Total Expenses	7,393	(64)		7,329

Earnings/(Loss) Before Income Taxes	5,552	-		5,552
Provision for income taxes	745	-		745
Net Earnings/(Loss)	4,807	-		4,807
Noncontrolling Interest	-	-		-
Net Earnings/(Loss) Attributable to Controlling Interests	$4,807	$-		$4,807

(a)	Excludes amortization of acquired intangible assets.
(1)	Reclassification of gain on foreign currency cash flow hedges ($64 million) from ‘‘Net product sales’’ to ‘‘Cost of products sold.’’
(2)
Reclassification of ‘‘Acquisition related charges and restructuring, net’’ ($245 million), ‘‘Interest and investment income, net’’ ($117 million), and ‘‘Interest expense’’ ($574 million) to ‘‘Other (income)/expense, net.’’

(3)	Reclassification of legal settlements ($76 million) from “Marketing, selling and administrative” to “Other (income)/expense, net”.
(4)
Reclassification of certain expenses between “Cost of products sold” ($22 million decrease),“Marketing, selling and administrative” ($66 million decrease) and “Research and development” ($88 million increase).

Unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2018

	Celgene before reclassification	Reclassification	Notes	Celgene after reclassification

Net product sales	$15,265	$10	(1)	$15,275
Alliance and other revenues	16	-		16
Total Revenues	15,281	10		15,291

Cost of products sold (a)	587	(18)	(1),(4)	569
Marketing, selling and administrative	3,250	(207)	(3),(4)	3,043
Research and development	5,673	138	(4)	5,811
Amortization of acquired intangible assets	468	-		468
Acquisition related charges and restructuring, net	112	(112)	(2)	-
Interest and investment income, net	(45)	45	(2)	-
Interest expense	741	(741)	(2)	-
Other (income)/expense, net	(337)	905	(2),(3)	568
Total Expenses	10,449	10		10,459

Earnings/(Loss) Before Income Taxes	4,832	-		4,832
Provision for income taxes	786	-		786
Net Earnings/(Loss)	4,046	-		4,046
Noncontrolling Interest	-	-		-
Net Earnings/(Loss) Attributable to Controlling Interests	$4,046	$-		$4,046

(a)	Excludes amortization of acquired intangible assets.
(1)	Reclassification of loss on foreign currency cash flow hedges ($10 million) from ‘‘Net product sales’’ to ‘‘Cost of products sold.’’
(2)
Reclassification of ‘‘Acquisition related charges and restructuring, net’’ ($112 million), ‘‘Interest and investment income, net’’ ($45 million), and ‘‘Interest expense’’ ($741 million) to ‘‘Other (income)/expense, net.’’

(3)	Reclassification of legal settlements ($97 million) from “Marketing, selling and administrative” to “Other (income)/expense, net”.
(4)
Reclassification of certain expenses between “Cost of products sold” ($28 million decrease), “Marketing, selling and administrative” ($110 million decrease) and “Research and development” ($138 million increase).

Note 6.	Estimate of consideration transferred in the Celgene merger and preliminary purchase price allocation

The consideration transferred was measured at fair value as of the closing date of the Celgene merger and consisted of the following:

Celgene shares outstanding at November 19, 2019 (millions)	714.9
Cash per share	$50.00
Cash consideration for outstanding shares	$35,745

Celgene shares outstanding at November 19, 2019 (millions)	714.9
Exchange ratio	1.00
Equivalent Bristol-Myers Squibb shares (millions)	714.9
Closing price of Bristol-Myers Squibb common stock on November 19, 2019	$56.48
Estimated fair value of share consideration	$40,378

Celgene shares outstanding at November 19, 2019 (millions)	714.9
Exchange ratio	1.00
Equivalent CVRs (millions)	714.9
Closing price of CVR (b)	$2.30
Fair value of CVRs	$1,644

Fair value of replacement options (a)	$1,428
Fair value of replacement restricted share awards (a)	$987
Fair value of CVRs issued to option and share award holders (a)	$87
Fair value of share-based compensation awards attributable to pre-combination service	$2,502

Total consideration transferred	$80,269

(a)
The fair value of the replacement equity awards issued by Bristol-Myers Squibb was determined as of the closing date of the Celgene merger. The fair value of the awards attributed to pre-combination services of $2,502 million was included in the consideration transferred and the fair value of the awards attributed to post-combination services will be included in Bristol-Myers Squibb’s post-combination financial statements as compensation costs.

(b)	The closing price of CVR is based on the first trade on November 21, 2019.

The following is a preliminary estimate of the assets to be acquired and liabilities assumed by Bristol-Myers Squibb in the Celgene merger, reconciled to the estimate of consideration transferred:

Cash and cash equivalents		$9,439
Receivables		2,620
Inventories	(a)	3,562
Property, plant and equipment	(b)	1,353
Other intangible assets	(c)	64,032
Other assets	(a)	3,768
Otezla assets held for sale	(d)	13,400
Accounts payable		(421)
Deferred income taxes	(e)	(9,236)
Other liabilities		(6,101)
Debt	(f)	(21,872)
Goodwill	(g)	19,725
Total consideration transferred		$80,269

(a)
A preliminary fair value estimate of $4,540 million ($3,562 million classified within inventories and $978 million classified within other non-current assets) has been assigned to inventories acquired, excluding Otezla inventory which is classified as held for sale. The pro forma fair value adjustment to inventories is based on the book value of Celgene’s inventories as of September 30, 2019, adjusted as follows:

•	Finished goods are valued at the estimated selling prices less the sum of the costs of disposal and a reasonable profit margin for the selling effort;

•
Work in process is valued at the estimated selling prices upon completion less the sum of costs to complete the manufacturing of the relevant product, costs of disposal and a reasonable profit margin for the completion and selling effort; and

•	Raw materials are valued at estimated current replacement costs.

Assumptions as to the estimated selling prices, the margins to be achieved, the level of remaining completion and selling effort and the profits associated with the completion and selling efforts have been made by Bristol-Myers Squibb in determining the fair value estimate of Celgene’s inventories for purposes of these unaudited pro forma condensed combined financial statements.

(b)
A preliminary fair value estimate of $1,353 million has been assigned to property, plant and equipment acquired, primarily consisting of buildings, machinery and equipment, computer equipment and construction in progress.

(c)
A preliminary fair value estimate of $64,032 million has been assigned to identifiable intangible assets acquired, consisting of currently marketed product rights, IPR&D, and capitalized software, excluding the Otezla intangible asset which is classified as held for sale.

The fair value of identifiable intangible assets is determined using an income-based approach referred to as the multi-period excess earnings method. The more significant assumptions inherent in the application of this method include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and income taxes), the level of and return for other assets that contribute to the subject assets’ ability to generate cash flows, and the discount rate selected to measure the risks inherent in the future cash flows.

The estimated fair value of the identifiable intangible assets and a preliminary estimate of their weighted average useful lives are as follows:

	Estimated fair value	Weighted average estimated useful life
Currently marketed product rights	$44,470	5.1
IPR&D*	19,500	N/A
Capitalized software	62	2.0
Total	$64,032

*
Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period after the closing date of the combination, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and Bristol-Myers Squibb would begin to amortize the asset into earnings.

(d)
The preliminary fair value estimate of the Otezla disposal group, which is classified as held for sale upon close of the Celgene merger and consists primarily of the intangible product right and inventories, is $13,400 million based on the cash purchase price pursuant to the asset purchase agreement entered into with Amgen Inc.

(e)
Represents the preliminary estimate of deferred income taxes primarily resulting from the fair value adjustments for inventory, identifiable intangible assets, and debt as well as the replacement options and share awards issued. This estimate was determined based on weighted-average statutory tax rates in effect during the periods presented. This estimate of deferred income taxes is preliminary and is subject to change based upon Bristol-Myers Squibb’s final determination of the fair values of assets acquired and liabilities assumed and the statutory tax rates in the jurisdictions where the assets and liabilities driving taxable income are generated.

(f)
The preliminary fair value estimate of $21,872 million has been assigned to Celgene’s outstanding indebtedness assumed as part of the Celgene merger, derived from closing prices for such indebtedness as of September 30, 2019.

(g)
The preliminary estimate of goodwill arising from the combination is $19,725 million. Goodwill is calculated as the difference between the fair value of the consideration transferred and the fair values assigned to the assets acquired and liabilities assumed. Goodwill represents the going-concern value associated with future product discovery beyond the existing pipeline and the expected value of synergies not attributed to identifiable assets.

The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change. Accordingly, the pro forma adjustments are preliminary and made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the combined company.

Note 7.	Pro forma adjustments to the unaudited pro forma condensed combined balance sheet in connection with the Celgene merger

The unaudited pro forma condensed combined balance sheet reflects the combination of Bristol-Myers Squibb and Celgene using the acquisition method of accounting as of September 30, 2019. This note should be read in conjunction with ‘‘Note 1. Description of the Celgene merger, Otezla divestiture and Juno acquisition,’’ ‘‘Note 2. Basis of presentation’’ and ‘‘Note 6. Estimate of consideration transferred in the Celgene merger and preliminary purchase price allocation .’’

Celgene merger adjustments
Adjustments included in the column under the heading ‘‘Celgene merger adjustments’’ represent the following:

(a)   Cash consideration transferred
Represents the adjustment to record the cash portion of the merger consideration of $35,745 million.

(b)   Fair value of share consideration transferred
Represents the adjustment to record the equity portion of the merger consideration of $40,378 million ($71 million increase to common stock and $40,307 million increase to capital in excess of par value of stock).

(c)   Fair value of CVRs
Represents the adjustment to record the fair value of the CVRs transferred as part of the merger consideration of $1,731 million ($1,644 million issued to Celgene stockholders and $87 million ($13 million increase to other current assets and $100 million increase to other non-current liabilities) issued to certain option and share award holders).

(d)   Fair value of share-based compensation awards
Represents the adjustment to record the fair value of the replacement share-based compensation awards transferred as part of the merger consideration of $2,415 million ($1,428 million for options and $987 million for restricted share awards).

(e)  Intangible assets
Represents the adjustment to record Celgene’s intangible assets at their estimated fair value of $64,032 million, excluding the Otezla intangible asset classified as held for sale, and to eliminate the book value of Celgene’s historical intangible assets ($16,449 million).

(f)  Inventories
Represents the adjustment required to record Celgene’s inventory at its estimated fair value of $4,540 million ($3,562 million classified within inventories and $978 million classified within other non-current assets), excluding Otezla inventory classified as held for sale. Bristol-Myers Squibb will reflect the increased value of inventory in cost of products sold as the acquired inventory is sold.

(g)  Short-term and Long-term debt
Represents the adjustment to record Celgene’s assumed short-term and long-term debt at their estimated fair values of $1,509 million and $20,362 million, respectively, and to eliminate Celgene’s historical deferred financing costs.

(h)  Deferred taxes
Represents the preliminary estimate of deferred income taxes primarily resulting from the fair value adjustments for inventory, identifiable intangible assets, and debt as well as the replacement options and share awards issued. This estimate was determined based on weighted-average statutory tax rates in effect during the periods presented.  Pro forma adjustments to the Celgene deferred taxes, primarily resulting from the fair value adjustments for inventory, identifiable intangible assets and debt, are reflected within deferred income tax liabilities and pro forma adjustments to the Bristol-Myers Squibb deferred taxes, primarily resulting from the replacement options and share awards issued, are reflected within deferred income tax assets within the unaudited pro forma condensed combined balance sheet. This estimate of deferred income taxes is preliminary and is subject to change based upon Bristol-Myers Squibb’s final determination of the fair values of assets acquired and liabilities assumed and the statutory tax rates in the jurisdictions where the assets and liabilities driving taxable income are generated.

(i)  Transaction costs
Represents estimated remaining transaction costs (excluding costs associated with acquisition financing) related to the combination of $314 million that were not previously recorded in the historical combined financial statements. As there is no continuing impact, the impact of these costs is not included in the unaudited pro forma condensed combined statement of earnings.

•
Remaining costs expected to be incurred by Bristol-Myers Squibb ($149 million), net of estimated related taxes ($17 million) are reflected as a reduction of retained earnings in the unaudited pro forma condensed combined balance sheet.

•
Remaining costs expected to be incurred by Celgene ($165 million), net of estimated related taxes ($19 million) are reflected as a reduction of the historical book value of Celgene’s net assets in the unaudited pro forma condensed combined balance sheet.

(j)  Celgene retention payments
Represents the adjustment to recognize certain Celgene retention payments which are triggered by a change of control ($45 million), net of estimated related taxes ($10 million). As there is no continuing impact, the impact of these costs is not included in the unaudited pro forma condensed combined statement of earnings. The adjustment is reflected as a reduction of retained earnings in the unaudited pro forma condensed balance sheet. Severance and other integration related restructuring costs have not been reflected in these unaudited pro forma condensed combined financial statements given the preliminary nature of these anticipated actions.

(k)  Shareholders’ equity
Represents the adjustment to eliminate Celgene’s historical stockholders’ equity.

(l)   Otezla assets and liabilities held for sale
Represents the adjustment to record the assets ($13,427 million) and liabilities ($27 million) of the Otezla disposal group, which is classified as held for sale upon acquisition, at fair value.

Celgene merger financing

Bridge Facility
On January 2, 2019, Bristol-Myers Squibb entered into a bridge facility providing for up to $33.5 billion of committed financing in connection with the Celgene merger.  The bridge commitment was reduced to $25.5 billion following execution of the term loan agreement on January 18, 2019 and terminated following completion of the senior notes offering on May 16, 2019.

Term Loan Agreement
On January 18, 2019, Bristol-Myers Squibb entered into a term loan agreement consisting of senior unsecured term loan commitments in an aggregate principal amount of $8.0 billion. Bristol-Myers Squibb utilized the term loan facility to fund $8.0 billion of the cash consideration for the Celgene merger. The term loan was repaid in full using proceeds from the Otezla divestiture. Accordingly, the term loan utilization and repayment are not reflected within the unaudited pro forma condensed combined balance sheet.

Senior Notes Offering
On May 16, 2019, Bristol-Myers Squibb completed the private offering and issuance of senior unsecured notes in a combined aggregate principal amount of $19.0 billion, consisting of (i) $750 million of floating rate notes due 2020, (ii) $500 million of floating rate notes due 2022, (iii) $1.0 billion of 2.550% notes due 2021, (iv) $1.5 billion of 2.600% notes due 2022, (v) $3.25 billion of 2.900% notes due 2024, (vi) $2.25 billion of 3.200% notes due 2026, (vii) $4.0 billion of 3.400% notes due 2029, (viii) $2.0 billion of 4.125% notes due 2039 and (ix) $3.75 billion of 4.250% notes due 2049 (collectively, the “Senior Notes”).  Bristol-Myers Squibb utilized the Senior Notes to fund $19.0 billion of the cash consideration for the Celgene merger.  The Senior Notes are reflected in the Bristol-Myers Squibb historical balance sheet as of September 30, 2019, therefore, no adjustment to the unaudited pro forma condensed combined balance sheet has been made.

Exchange Offer
On November 22, 2019, Bristol-Myers Squibb completed its previously announced offers to exchange (“Exchange Offers”) for any and all outstanding notes issued by Celgene (“Celgene Notes”) for up to $19.85 billion aggregate principal amount of new notes issued by Bristol-Myers Squibb (“New BMS Notes”) and cash. In conjunction with the Exchange Offers, Bristol-Myers Squibb concurrently solicited consents to adopt certain amendments to each of the indentures governing the Celgene Notes.  Each series of New BMS Notes has the same interest rate, the same redemption terms and the same maturity date as the corresponding series of Celgene Notes for which it was exchanged.  Since the terms of the New BMS Notes are substantially the same as the Celgene Notes, the accompanying unaudited pro forma condensed combined financial information do not reflect the effects of the Exchange Offers.

Note 8.	Pro forma adjustments to the unaudited pro forma condensed combined statements of earnings in connection with the Celgene merger

The unaudited pro forma condensed combined statements of earnings reflect the combination of Bristol-Myers Squibb and Celgene using the acquisition method of accounting as of January 1, 2018. This note should be read in conjunction with ‘‘Note 1. Description of the Celgene merger, Otezla divestiture and Juno acquisition,’’ ‘‘Note 2. Basis of presentation’’ and ‘‘Note 6. Estimate of consideration transferred in the Celgene merger and preliminary purchase price allocation.’’

Celgene merger adjustments
Adjustments included in the column under the heading ‘‘Celgene merger adjustments’’ represent the following:

(a)  Amortization of intangibles
Reflects the adjustment to amortization expense to:

(i)
include an estimate of intangible asset amortization based on the straight-line method and an estimated weighted average useful life of 5.1 years for acquired definite-lived intangible assets of $6,781 million for the nine-months ended September 30, 2019 and $9,041 million for the year ended December 31, 2018; and

(ii)
eliminate Celgene’s historical intangible asset amortization expense of $343 million for the nine-months ended September 30, 2019 ($16 million within ‘‘Cost of products sold’’ and $327 million within ‘‘Amortization of acquired intangible assets”) and $474 million for the year ended December 31, 2018 ($5 million within ‘‘Cost of products sold’’ and $469 million within ‘‘Amortization of acquired intangible assets’’); and

(iii)
eliminate Celgene’s pro forma intangible asset amortization for Juno’s acquired definite-lived intangible assets ($14 million within “Amortization of acquired intangible assets”) and Juno’s historical intangible asset amortization ($2 million within ‘‘Research and development’’) for the period from January 1, 2018 through March 5, 2018. Refer to ‘‘Note 12. Pro forma adjustments to the unaudited pro forma condensed combined statement of earnings in connection with the Juno acquisition and financing’’ for more information.

For each $1 billion increase or decrease in the fair value of definite-lived intangible assets assuming a weighted-average useful life of 5.1 years, annual amortization expense would increase or decrease by approximately $200 million.

(b)  Amortization of fair value of debt
Reflects estimated amortization of $139 million for the nine-months ended September 30, 2019 and $197 million for the year ended December 31, 2018 associated with the increase in Celgene’s debt to fair value which is amortized over the weighted-average remaining life of the obligations.

(c)  Elimination of amortization of deferring financing costs
Reflects the adjustment for the elimination of historical Celgene amortization of deferred financing costs of $3 million for the nine-months ended September 30, 2019 and $12 million for the year ended December 31, 2018.

(d)  Interest income
Reflects an estimate of foregone interest income on available cash, cash equivalents and marketable securities based on the use as a source of liquidity to fund the acquisition of $152 million for the nine-months ended September 30, 2019 and $157 million for the year ended December 31, 2018. The estimate was calculated using a weighted-average interest rate of 2.23% for the nine-months ended September 30, 2019 and 1.73% for the year ended December 31, 2018 derived from actual interest rates realized by Bristol-Myers Squibb in the period.

(e)  Transaction costs
Reflects the adjustment to eliminate transaction costs incurred by Bristol-Myers Squibb ($95 million and $16 million) and Celgene ($55 million and $5 million) for the nine-months ended September 30, 2019 and the year ended December 31, 2018, respectively, which are directly attributable to the combination but which are not expected to have a continuing impact.

(f)   Amortization of inventory step-up
Reflects estimated amortization of $176 million for the nine-months ended September 30, 2019 and $3,179 million for the year ended December 31, 2018 associated with the increase in Celgene’s inventory to fair value which is amortized based on the forecasted sales of each product.

(g)  Income tax provision
Reflects the income tax impact of the pro forma adjustments, primarily related to the amortization of intangible assets, the amortization of inventory step-up, and the fair value of debt. An estimated weighted-average statutory tax rate for the nine-months ended September 30, 2019 and year ended December 31, 2018 was applied to the applicable pro forma adjustments. The effective tax rate of the combined company could be significantly different than the statutory tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors such as the mix of post-acquisition income and other activities.

(h)  Weighted average number of shares and Earnings per share
The unaudited pro forma combined basic earnings per share for the periods presented have been adjusted by the 714.9 million Bristol-Myers Squibb common shares issued in connection with the combination with Celgene, which are assumed outstanding for the nine-months ended September 30, 2019 and year ended December 31, 2018 for pro forma purposes. The unaudited pro forma diluted earnings per share for the nine-months ended September 30, 2019 has also been adjusted by the dilutive Celgene share-based awards based on the exchange ratio.  The unaudited pro forma diluted earnings per share for the year ended December 31, 2018 is equal to the unaudited pro forma basic earnings per share due to the pro forma net loss for the combined company, which would cause the impact of share-based awards to be anti-dilutive.

Celgene merger financing adjustments
Adjustments included in the column under the ‘‘Celgene merger financing adjustments’’ represent the following:

(i)  Interest expense
Interest expense for the nine-months ended September 30, 2019 consists of (i) pro forma contractual interest expense of $479 million for the Senior Notes using a weighted average interest rate of 3.36%, (ii) pro forma amortization of debt discount and financing costs of $29 million for the Senior Notes and (iii) elimination of historical contractual interest and amortization of debt discount and financing costs of $357 million ($256 million for the Senior Notes and $101 million for the bridge facility).

Interest expense for the year ended December 31, 2018 consists of (i) pro forma contractual interest expense of $638 million for the Senior Notes using a weighted average interest rate of 3.36% and (ii) pro forma amortization of debt discount and financing costs of $39 million for the Senior Notes.

A one-eighth percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $1 million for the nine-months ended September 30, 2019 and $2 million for the year ended December 31, 2018.

(j)  Income tax provision
Reflects the income tax impact of the pro forma financing adjustments. An estimated weighted-average statutory tax rate for the nine-months ended September 30, 2019 and year ended December 31, 2018 was applied to the applicable pro forma adjustments. The effective tax rate of the combined company could be significantly different than the statutory tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors such as the mix of post-acquisition income and other activities.

Note 9.	Otezla divestiture

This note should be read in conjunction with ‘‘Note 1. Description of the Celgene merger, Otezla divestiture and Juno acquisition,’’ ‘‘Note 2. Basis of presentation’’ and ‘‘Note 6. Estimate of consideration transferred in the Celgene merger and preliminary purchase price allocation.’’

Pro forma adjustments to the unaudited pro forma condensed combined balance sheet
The unaudited pro forma condensed combined balance sheet reflects the Otezla divestiture as of September 30, 2019.  The unaudited pro forma condensed combined balance sheet has been adjusted to recognize the cash proceeds of $13,400 million and to derecognize the Otezla assets and liabilities divested to Amgen Inc.

Pro forma adjustments to the unaudited pro forma condensed combined statements of earnings
The unaudited pro forma condensed combined statements of earnings reflect the Otezla divestiture as of January 1, 2018. The unaudited pro forma condensed combined statements of earnings have been adjusted to eliminate the historical revenues and expenses related to Otezla. An estimated weighted-average statutory tax rate for the nine-months ended September 30, 2019 and the year ended December 31, 2018 was applied to the pro forma adjustments.

Note 10.	Historical Juno

Certain reclassifications have been made to the historical statement of earnings of Juno for the period from January 1, 2018 through March 5, 2018 to conform to Bristol-Myers Squibb’s presentation as follows:

Unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2018

	Juno before reclassification	Reclassification	Notes	Juno after reclassification

Net product sales	$-	$-		$-
Alliance and other revenues	28	-		28
Total Revenues	28	-		28

Cost of products sold (a)	-	-		-
Marketing, selling and administrative	99	(70)	(1)	29
Research and development	94	(15)	(1)	79
Interest income, net	(2)	2	(2)	-
Other (income)/expense, net	(1)	83	(1),(2)	82
Total Expenses	190	-		190

Earnings/(Loss) Before Income Taxes	(162)	-		(162)
Provision for income taxes	-	-		-
Net Earnings/(Loss)	(162)	-		(162)
Noncontrolling Interest	-	-		-
Net Earnings/(Loss) Attributable to Controlling Interests	$(162)	$-		$(162)

(a)	Excludes amortization of acquired intangible assets.
(1)	Reclassification of transaction costs from ‘‘Marketing, selling and administrative’’ ($70 million) and ‘‘Research and development’’ ($15 million) to ‘‘Other (income)/expense, net.’’
(2)	Reclassification of ‘‘Interest income, net’’ ($2 million) to ‘‘Other (income)/expense, net.’’

Note 11.	Fair value of consideration transferred in the Juno acquisition and purchase price allocation

The consideration transferred was measured at fair value as of the closing date of the Juno acquisition and consisted of the following:

Cash paid for outstanding common stock at $87.00 per share	$9,101
Fair value of Celgene’s investment in Juno	966
Fair value of Juno’s equity awards attributable to pre-combination service	367
Purchase price consideration	$10,434

The following is a summary of the assets acquired and liabilities assumed by Celgene in the Juno acquisition, reconciled to the fair value of consideration transferred:

Working capital (a)	$452
In-process research and development (IPR&D)	6,980
Definite-lived intangible asset	1,260
Property, plant and equipment, net	144
Other non-current assets	32
Deferred tax liabilities, net	(1,530)
Other non-current liabilities	(41)
Goodwill	3,137
Total allocated purchase price consideration	$10,434

(a)
Includes cash and cash equivalents, debt securities available-for-sale, accounts receivable, net of allowances, other current assets, accounts payable, accrued expenses and other current liabilities (including accrued litigation).

Note 12.	Pro forma adjustments to the unaudited pro forma condensed combined statement of earnings in connection with the Juno acquisition and financing

The unaudited pro forma condensed combined statement of earnings reflects Celgene’s acquisition of Juno using the acquisition method of accounting as of January 1, 2018. This note should be read in conjunction with ‘‘Note 1. Description of the Celgene merger, Otezla divestiture and Juno acquisition,’’ ‘‘Note 2. Basis of presentation’’ and ‘‘Note 11. Fair value of consideration transferred in the Juno acquisition and purchase price allocation.”

(a)   Elimination of transactions between Celgene and Juno
Reflects the elimination of amounts reflected in the historical consolidated statement of earnings from transactions between Celgene and Juno, comprised of (i) $18 million for the period from January 1, 2018 through March 5, 2018 within ‘‘Alliance and other revenues’’ and (ii) $11 million for the period from January 1, 2018 through March 5, 2018 within ‘‘Research and development.’’

(b)   Amortization of intangibles
To adjust amortization expense to (i) include an estimate of intangible asset amortization for acquired definite-lived intangible assets of $14 million for the period from January 1, 2018 through March 5, 2018 within “Amortization of acquired intangible assets” and (ii) to eliminate Juno’s historical intangible asset amortization expense of $2 million from January 1, 2018 through March 5, 2018 within “Research and development.”

(c)   Transaction costs
Reflects the elimination of Juno accelerated equity compensation expense associated with the post-combination service period ($208 million within ‘‘Marketing, selling and administrative’’ and $320 million within ‘‘Research and development’’), the elimination of Celgene’s transaction costs ($93 million within ‘‘Other (income)/expense, net’’) and the elimination of Juno’s transaction costs ($85 million within ‘‘Other (income)/expense, net’’). The unaudited pro forma condensed combined financial information assumes that acquisition related transaction fees and costs, including accelerated one-time post combination share-based compensation related to the acquisition, are not expected to have a continuing impact and are excluded from the unaudited pro forma condensed combined statement of earnings through a pro forma adjustment.

(d)  Interest income
Reflects an estimate of foregone interest income on cash, cash equivalents and marketable securities based on the sale of marketable securities available-for-sale as an assumed source of liquidity to fund the acquisition of $8 million for the period from January 1, 2018 through March 5, 2018.

(e)  Interest expense
Celgene funded the acquisition through a combination of existing cash, cash equivalents, marketable securities and a portion of the February 2018 issuance of $4.5 billion of senior notes. The adjustment to interest expense consists of interest expense, amortization of debt issuance costs and other recurring financing costs associated with the $3.0 billion of debt incurred to fund the acquisition from January 1, 2018 through the debt issuance date of February 20, 2018. The adjustment to interest expense was $15 million for the period from January 1, 2018 through February 20, 2018.

(f)  Other (income)/expense, net
Elimination of increase of $458 million in the fair value of Celgene’s investment in Juno prior to the acquisition on March 6, 2018 to a fair value of $966 million, which is based on the offer price of $87.00 per share. Celgene’s investment in Juno was eliminated in the purchase price allocation.

(g)  Income tax provision
Statutory tax rates were applied, as appropriate, to each pro forma adjustment based on the jurisdiction in which the adjustment is expected to occur. An estimated U.S. federal statutory tax rate of 21% for the year ended December 31, 2018 was applied to the applicable pro forma adjustments. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.